EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 15, 2005 (February 27, 2006, as to the effect of discontinued operations as discussed in Note 3), relating to the financial statements and financial statement schedules (which report expresses an unqualified opinion and includes explanatory paragraphs related to a change in method of determining the cost of certain inventories and accounting for variable interest entities) of ArvinMeritor, Inc., appearing and incorporated by reference in the Current Report on Form 8-K filed with the SEC on February 28, 2006, and our report dated November 15, 2005, relating to management’s report on the effectiveness of internal control over financial reporting appearing and incorporated by reference in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the year ended September 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Deloitte & Touche LLP
May 22, 2006